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October 22, 2001

NEWS RELEASE to Lexington Herald-Leader
By John S. Shropshire, Chairman, President & CEO


First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the third quarter ended September 30, 2001.

Net income for the three months ended September 30, 2001 was $323,000, or 22 cents per share (on a fully diluted basis), compared to $210,000, or $0.20 per share, for the quarter ended September 30, 2000, a year ago. For the nine months ended September 30, 2001, net income was $902,000, or $0.61 per share, compared to $545,000, or $0.53 per share, for the nine months ended September 30, 2000.

First Security began recording federal income tax expense for the first time during this quarter. The amount of the tax provision during the quarter was $60,000, and therefore earnings for the most recent quarter are not comparable on the same basis with prior quarters.

Total assets were $185.5 million, a 15.9% increase from $160.1 million at June 30, 2001 and up 48.0% from $125.3 million a year ago. Deposits increased by 21.7% from $131.6 at June 30, 2001, to $160.2 million at September 30, 2001, and grew 41.3% from $113.4 million a year ago. Net loans increased from $125.2 million at June 30, 2001 to $143.8 million at September 30, 2001, an increase of 14.9%, and were up $45.5 million, or 46.3%, from $98.3 million in net loans at September 30, 2000.

First Security Bank recently relocated its Downtown Banking Centre to 318 East Main Street at the corner of Main and Rose. The new facility features drive-thru windows, an ATM and innovative interior design features. First Security's new branch in the Palomar Centre is scheduled to open in early November.